Exhibit 10.1

Strategic Hotel Capital, Inc.

Director Compensation

	Cash	RSUs
Annual Retainer	$25,000
Annual Award		$40,000

Chairman of the Board	$20,000
Chairman of the Audit Committee	$12,000
Chairman of Nominating/Governance Committee	$8,000
Chairman of Compensation Committee	$8,000

Board Meeting Fee ($1,500/meeting)	$1,500
Committee Meeting Fee ($1,500/meeting)	$1,500

3